Ms. Ella Boutwell Chesnutt
Workforce Systems Corp.
269 Cusick Road
Suite C-2
Alcoa, TN 37701


                                  July 22, 1996


Dear Ella:

     This letter confirms our understanding that Laidlaw Equities, Inc. ("Laidlaw") has been engaged as exclusive financial advisor to Workforce Systems Corp. (the "Company") and sets forth the proposed responsibilities and terms for an investment banking relationship. References herein to the "Company" include affiliates of the Company and any entity that the Company or its affiliates may form. If appropriate in connection with performing its services on behalf of the Company hereunder, Laidlaw may utilize the services of one or more of its affiliates, in which case references herein to Laidlaw shall include such affiliates.

      1.   Laidlaw   will  perform the  following general financial advisory and investment banking services:

      a)   Laidlaw   will  familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, condition (financial and otherwise), and prospects of the Company;

      b) Advise the Company with respect to the development of strategic short-term and long-term business plans;

      c) Advise the Company on its capital structure and appropriate financing strategies to be undertaken by it with respect to raising equity, debt and other hybrid instruments which support the Company's strategic business plans and advise and assist the Company in attendant negotiations;

      d) Advise the Company with respect to the long-term market positioning of the Company;









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      e)    Use  our  best  efforts  to  become a  market-maker in the Company's common stock within three months;

      f) Use our best efforts to provide research coverage within three months;

      g) If requested by the Company, Laidlaw will advise and assist the management of the Company in making appropriate presentations to the Board of Directors of the Company concerning acquisitions, divestitures or financings; and

      h) Render such other financial advisory and investment banking services as may from time to time be agreed upon by Laidlaw and the Company.

      2. As directed, Laidlaw will assist the Company in identifying acquisition candidates and in analyzing, structuring, negotiating and effecting proposed strategic transactions on the terms and subject to the conditions of this agreement. As used in this agreement, the term "Strategic Transaction" means, whether effected in one transaction or a series of transactions: (a) any strategic alliance, merger, consolidation, reorganization or other business combination pursuant to which the business of the Company or a subsidiary of the Company is combined with that of another entity (a "Candidate"); (b) the acquisition, directly or indirectly, by the Company of more than 10% of the capital stock or assets of a Candidate by way of tender or exchange offer, negotiated purchase or otherwise; or (c) the acquisition, directly or indirectly, by the Company of, or the ability to effect control of, a Candidate, through proxy contest or otherwise.

      In this regard, Laidlaw proposes to undertake certain activities on behalf of the Company, including, if appropriate, the following:

      (a) Assisting the Company in identifying target industries and companies for Strategic Transactions;

      (b) Performing a financial analysis of Candidates in the context of a possible Strategic Transaction;

      (c) Assisting the Company in its determination of appropriate values to be paid in a Strategic Transaction;

      (d) Advising the Company as to the structure and form of a proposed Strategic Transaction;









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      (e)   Advising and assisting the Company's  management in making presenta-
tions to the Company's Board of Directors regarding a proposed Strategic Trans-action;

      (f) Counseling the Company as to strategy and tactics for initiating discussions and negotiating with Candidates and, if requested by the Company, participating in such discussions and negotiations;

      (g) Assisting the Company in any proceedings relating to regulatory approvals required for a Strategic Transaction.

      If  requested  by  the  Company,  Laidlaw  will  render  an  opinion  (the
"Opinion") as to whether or not the consideration to be paid in a proposed Strategic Transaction is fair, from a financial standpoint, to the shareholders of the Company. In the event the Company commences a tender or exchange offer for the securities of a Candidate, Laidlaw will act as lead manager for such offer. If Laidlaw is asked to render an opinion, act as manager for a tender or exchange offer, or provide any additional services not otherwise covered by this agreement, the Company and Laidlaw will enter into a separate agreement containing customary terms and conditions to be mutually agreed upon.

      3. Laidlaw's compensation for its services under this engagement will be as follows:

      a) A $7,500.00 monthly retainer, payable in advance on the lst of each month, beginning August 1, 1996 for a period of twelve months, renewable quarterly thereafter.

      b) The Company, subject to its Board of Directors approval, shall issue to Laidlaw and its designees, as soon as possible but no later than 30 days after the execution of this letter, 100,000 warrants (the "Warrants") to purchase an amount of shares of Common Stock for a period of five years. The Warrants shall be exercisable at any time during the five year period commencing on their issuance at an exercise price equal to the following formula: (i) 35,000 warrants at an exercise price equal to the lower of (x) the closing
NASDAQ bid price for the Company's stock on the date of execution of this agreement or (y) the closing NASDAQ bid price for the Company's stock on the date of issuance of the warrants; (ii) 35,000 warrants at an exercise price equal to 115% of the exercise price determined in (i) above and (iii) 30,000 warrants at an exercise price equal to 130% of the exercise price determined in
(i) above. The shares of Common Stock to be issued upon the execution thereof shall be included in any future registration statements filed by the Company (unless the Company files a Form S-4, S-8 or comparable registration statement);









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provided,  however,  that  if the  managing  underwriter  of any  future  public offering proposed by the Company advises the Company that the inclusion in any such registration statement of all such shares of Common Stock would interfere with the successful marketing (including pricing) of any securities proposed to be registered by the Company, then the number of shares of Common Stock proposed to be included in such registration statement (including the shares of Common Stock underlying the Warrants) shall be reduced pro rata.

      If during this engagement the Company enters into a definitive agreement with a Candidate identified by Laidlaw which subsequently results in a Strategic Transaction, the Company will pay Laidlaw a transaction fee as follows: (i) for a Strategic Transaction with gross consideration of less than $7 million, Laidlaw shall be entitled to a transaction fee equal to seven percent (7%) of gross consideration; (ii) for a Strategic Transaction with gross consideration of $7 million or more, but less than $10 million, Laidlaw shall be entitled to a transaction fee equal to the greater of $490,000 or six percent (6%) of gross consideration or; (iii) for a Strategic Transaction with gross consideration equal to or in excess of $10 million, Laidlaw shall be entitled to a transaction fee equal to the greater of $600,000 or five percent (5%) of gross consideration. In the event the Company identifies a Candidate and retains Laidlaw in an advisory role, the transaction fee will be as follows: i) for a Strategic Transaction with gross consideration of less than $7 million, Laidlaw shall be entitled to a transaction fee equal to four percent (4%) of gross consideration; (ii) for a Strategic Transaction with gross consideration of $7 million or more, but less than $10 million, Laidlaw shall be entitled to a transaction fee equal to the greater of $280,000 or three and one half percent (3 1/2%) of gross consideration or; (iii) for a Strategic Transaction with gross consideration equal to or in excess of $10 million, Laidlaw shall be entitled to a transaction fee equal to the greater of $350,000 or three percent (3%) of gross consideration. In either situation, such fee shall survive termination of this agreement. Such transaction fees are to be payable in cash upon the closing of each such Strategic Transaction.

      The term "consideration" means the sum of the aggregate fair market value of any securities issued, and any cash consideration paid, by the Company or by a Candidate or its security holders in connection with a Strategic Transaction, plus the amount of any indebtedness of the Candidate that is assumed, directly or indirectly, by the Company. The f air market value of any such securities will be the value determined by the Company and Laidlaw upon the closing of a Strategic Transaction.

      d) The Company will grant Laidlaw, for a twenty four (24) month period following the execution of this agreement, a right of first refusal to act as







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manager or placement agent with respect to any proposed  public  distribution or private placement of the Company's securities. Laidlaw will advise the Company promptly, but in no event later than fifteen (15) days following the submission to Laidlaw in writing of any such proposed transaction, of Laidlaw's election to exercise said right. Such amounts may be raised through the public markets or the private sale of either equity, convertible securities or debt of the Company (the "Financing"). Laidlaw and the Company will be subject to and comply with any of the necessary regulatory requirements and other applicable federal and state securities laws, and customary indemnification for all matters arising out of such a Financing. The compensation for its services as set forth in this
paragraph  will  be  negotiated  at  the  time  of  the  Financing,   with  such
compensation to be customary for the services of a placement agent.

      4. The Company will furnish Laidlaw with such information as Laidlaw believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Laidlaw (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement and in rendering the opinion, if requested, without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information as is available from generally recognized public sources and (c) will not make an appraisal of any assets of a Candidate or the Company. To the best of the Company's knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify Laidlaw if it learns of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to Laidlaw.

      5. In addition to any fees payable by the Company to Laidlaw hereunder, the Company will reimburse Laidlaw, upon request made from time to time, for all of its out-of-pocket expenses incurred in connection with this engagement, including the fees and disbursements of its legal counsel.

      6. Laidlaw's engagement hereunder may be terminated at any time at will by either Laidlaw or the Company upon thirty days prior written notice thereof to the other party; provided however, that any termination by the Company of Laidlaw's engagement hereunder shall not affect the Company's obligation to pay fees and expenses to the extent provided herein and any termination by Laidlaw of Laidlaw's engagement hereunder shall not affect the Company's obligation to pay fees and expenses accruing prior to such termination to the extent provided










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for herein.

      7. The Company and Laidlaw have entered into a separate letter agreement, dated the date hereof and attached hereto, providing indemnification by the Company to Laidlaw and certain related persons. Such Indemnification Agreement is an integral part of this agreement, and the terms thereof are incorporated by reference herein and shall survive the termination, expiration or supersession of this Agreement.

      8. This Agreement shall be deemed made in Florida. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to such state's rules concerning conflicts of laws. The Company hereby irrevocably consents to personal jurisdiction and venue in any court of the State of Florida or any Federal court situated in Florida for the purposes of any suit, action or proceeding. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with this engagement is hereby waived.

      9. Laidlaw has been retained under this agreement as an independent contractor with duties owed solely to the Company. The advice (written or oral) rendered by Laidlaw pursuant to this agreement is intended solely for the benefit and use of the Board of Directors of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Laidlaw be made by the Company, without the prior written consent of Laidlaw, which consent shall not be unreasonably withheld.

      10. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Laidlaw and the Company.

















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      We are pleased to accept this  engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between Laidlaw and the Company.


                                          Very truly yours,

                                          /s/ Richard C. Silver
                                          Richard C. Silver
                                          Managing Director

ACCEPTED AND AGREED TO:
as of this 22 day of July 1996

By: /s/ Ella Boutwell Chesnutt
Ella Boutwell Chesnutt
President



















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